Exhibit 99.1

ACME UNITED CORPORATION		NEWS RELEASE
CONTACT: Paul G. Driscoll	Acme United Corporation 55 Walls Drive Phone: (203) 254-6060 FAX: (203) 254-6521	Fairfield, CT 06824

FOR IMMEDIATE RELEASE   December 16, 2020

ACME UNITED CORPORATION ACQUIRES ASSETS OF MED-NAP LLC

Provides World-Class Antiseptic Prep Pad and Towelette Solutions

FAIRFIELD, CONN. – December 16, 2020 – Acme United Corporation (NYSE American: ACU) today announced that it has acquired the assets of Med-Nap LLC., a leading manufacturer of alcohol prep pads, alcohol wipes, benzalkonium chloride wipes (BZK), antiseptic wipes, castile soap, and lens cleaning products.

Med-Nap has estimated revenues in 2020 of approximately $4.9 million and EBITDA of approximately $1.0 million. The purchase price was not disclosed. The acquisition is expected to be accretive commencing in the first quarter of 2021.  The company, based in Brooksville, Florida, was founded in 2007 and employs 25 people.

Walter C. Johnsen, Chairman and CEO, said, “The acquisition of Med-Nap’s business provides our company with an FDA-registered manufacturing facility in the U.S. for antiseptic wipes and pads that are used in all our first aid kits and refills. In addition, it adds new product lines of alcohol wipes that are sold to the retail, industrial, and medical markets to meet cleaning and sterilization needs now and post pandemic. We look forward to expanding production to fulfill current requirements as well as that of future new products and customers.”

Mr. Johnsen continued, “We are delighted to welcome the Med-Nap team to Acme United and look forward to building our business with them.”

Pierre Sanfacon, Founder and President of Med-Nap, added, “I, too, am very pleased with our combination with Acme United.  I see a major opportunity working together and look forward to our expansion.”

Further information on Med-Nap is available at its website, www.mednap.us

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®,  First Aid Central®, PhysiciansCare®, Pac-Kit®,Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, and DMT®. For more information, visit www.acmeunited.com.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following:  (i) changes in the Company’s plans, strategies, objectives, expectations and intentions,  which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; (vii) increases in the cost of borrowings resulting from rising interest rates; (viii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

#    #    #